Exhibit 99.1

          The information contained in the supplement updates, modifies and, to the extent inconsistent with, supersedes certain statements contained in the Offer to Purchase, dated July 20, 2009 (as supplemented from time to time, the “Offer to Purchase”). The supplement is not complete without, and may not be utilized except in connection with, the Offer to Purchase. Capitalized terms used but not defined in the supplement have the same meaning as they do in the Offer to Purchase.

The purpose of the supplement to the Offer to Purchase is, among other things, to:

  clarify that each member of the Steering Committee for the senior secured term loan facility (as amended, the “Term Loan Financing”), dated July 20, 2009, has committed to tender, and each initial new term loan lender participating in the incremental $1 billion portion of the Term Loan Financing is required to commit to tender, its Floating Rate Senior Notes due August 17, 2009 (the "Notes") pursuant to CIT Group Inc.’s (the “Company”) offer to purchase for cash any and all of the Notes pursuant to the terms of the Offer to Purchase (the “Offer”);

  increase the Early Delivery Payment to $50.00 per $1,000 principal amount. As a result, the purchase price offered hereby for the Notes validly tendered (i) prior to 5:00 p.m., New York City time on July 31, 2009 (the “Early Delivery Time”) is $825.00 per $1,000 principal amount of Notes and (ii) after the Early Delivery Time is $775.00 per $1,000 principal amount of Notes, in each case upon acceptance of such Notes for payment pursuant to the terms of the Offer;

  allow the Company to accept tendered Notes prior to the scheduled expiration date for the Offer, if requested by the Steering Committee, provided that the Minimum Tender Condition (as defined in the Offer to Purchase) has been satisfied and all other conditions to the Offer have been satisfied or waived;

  clarify that if the Offer is successfully completed, the Company and the Steering Committee do not intend for the Company to seek relief under the U.S. Bankruptcy Code but rather to pursue restructuring efforts through other means. However, there can be no assurance that these restructuring efforts will be successful; and

  clarify that if the Offer is not successfully completed, the terms of the Term Loan Financing do not permit the Company to use the proceeds thereof to make the upcoming August 17, 2009 maturity payment on the Notes, which, unless the Company is able to obtain alternative financing, would result in an event of default under the terms of the Term Loan Financing and the Company may need to seek relief under the U.S. Bankruptcy Code, unless the Company is able to obtain alternative financing.